Exhibit 99.1

FOR IMMEDIATE RELEASE                   CONTACT: Gary J. Skoien
                                                 Chairman, President & Chief
                                                 Executive Officer
                                                 (312) 917-4227



                       HORIZON GROUP PROPERTIES, INC.
                  SETTLES LAWSUIT - ENDS ELECTION CONTEST
                         RESCHEDULES ANNUAL MEETING


         (Chicago, Illinois - May 4, 2001) -- Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced that it had settled a lawsuit it had filed against Robert Schwartzberg, John Loring and Howard Amster and ended an election contest for seats on the Board of Directors. The settlement calls for the Board to increase its size after HGP's 2001 Annual Meeting from five members to six members, to fill the newly created vacancy with Howard Amster and to create an executive committee to be comprised of Gary J. Skoien, Chairman, President, and Chief Executive Officer, and Mr. Amster. Further, Messrs. Loring and Schwartzberg have agreed to drop their bid to be elected board members. HGP will reschedule its Annual Meeting of stockholders, currently set for May 8, 2001, to a later date to be announced shortly.

         Speaking for the Board, Mr. Skoien said, "I am pleased that we were able to amicably settle this costly election contest. We look forward to putting this distraction behind us and returning to the important business of the Company. Expanding the Board will provide additional independent input sought by Mr. Schwartzberg and Mr. Loring, as well as Mr. Amster. Mr. Amster's knowledge and experience will assist the Board in its ongoing efforts to maximize shareholder value."

         Mr. Schwartzberg commented, "I am extremely pleased with the Board's decision to welcome Mr. Howard Amster as an additional director. Howard Amster is an experienced real estate and financial professional who can greatly assist in the policy direction of the company. I am highly confident that Mr. Amster is deeply committed to achieving the goal we all share which is the preservation and enhancement of value for all HGP stockholders."

         Mr. Amster, a resident of Beachwood, Ohio is a Principal of Ramat Securities, Ltd. His recent 13D filing with the Securities and Exchange Commission indicated that he was the beneficial owner of 283,916 shares of Horizon common stock. Mr. Amster said, "I am delighted to have the opportunity to serve on the Board and Executive Committee. While I am concerned about the challenges facing Horizon, I am excited about the opportunity and look forward to working with Gary Skoien, existing management and the Board."

         Mr. Amster will be elected at a Board meeting to be held immediately following the Annual Meeting. HGP stockholders can expect to receive shortly a supplement to HGP's proxy statement describing the settlement agreement in more detail.

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         Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business. For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company's filings with the Securities and Exchange Commission.